Exhibit 99.1

January 22, 2024	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242

kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary Fourth Quarter and

Annual Earnings of $1.11 and $5.61 Per Diluted Common Share

Preliminary Financial Results and Other Matters for the Quarter and Year Ended December 31, 2023:

•	Significant Non-Recurring Items: During the three months ended December 31, 2023, the Company recorded the following significant and non-recurring items:

(1) an expense in Legal and Professional Fees totaling $918,000 related to training and implementation costs for the upcoming core systems conversion and professional fees to consultants that were engaged to support the Company in its transition of core and ancillary software and information technology systems.

(2) an expense in Salaries and Employee Benefits totaling $441,000 related to discretionary bonuses awarded to various associates who have been involved significantly in the software and systems transition.

(3) an expense in Other Operating Expenses totaling $320,000 related to losses in the period resulting from several larger-than-normal individual check and debit card fraudulent items.

(4) additional expense of $240,000 in Insurance Expense due to an increase in deposit insurance rates and a $200,000 reduction in Point-of-Sale fee income (net of related processing fees) in connection with the transition to a new debit card processor.

•	Liquidity: The Company had secured borrowing line availability at the FHLBank and Federal Reserve Bank of $919 million and $449 million, respectively, at December 31, 2023. In addition, at December 31, 2023, the Company had unpledged securities with a market value totaling $545 million, which could be pledged as collateral for additional borrowing capacity at either the FHLBank or Federal Reserve Bank, if needed or desired. The Company estimates that its uninsured deposits, excluding deposit accounts of the Company’s consolidated subsidiaries, were approximately $728 million (15% of total deposits) at December 31, 2023. The Company believes it has ample sources of liquidity.
•	Capital: The Company’s capital position remained strong as of December 31, 2023, significantly exceeding the thresholds established by regulators. On a preliminary basis, as of December 31, 2023, the Company’s Tier 1 Leverage Ratio was 11.0%, Common Equity Tier 1 Capital Ratio was 11.9%, Tier 1 Capital Ratio was 12.4%, and Total Capital Ratio was 15.2%. Total stockholders’ equity increased $38.7 million in the year ended December 31, 2023 and the Company’s tangible common equity ratio was 9.7% at December 31, 2023. See “Capital” section for additional information regarding the changes to total stockholders’ equity during 2023.
•	Net Interest Income: Net interest income for the fourth quarter of 2023 decreased $9.5 million (or approximately 17.3%) to $45.1 million compared to $54.6 million for the fourth quarter of 2022. Net interest margin was 3.30% for the quarter ended December 31, 2023, compared to 3.99% for the quarter ended December 31, 2022. Net interest income and net interest margin in the third quarter of 2023 were $46.7 million and 3.43%, respectively. Competition for deposits and higher market interest rates, along with a shift in the funding mix, resulted in increased funding costs in the fourth quarter of 2023.
•	Total Loans: Total outstanding loans, excluding mortgage loans held for sale, increased $82.8 million, or 1.8%, from $4.51 billion at December 31, 2022 to $4.59 billion at December 31, 2023. This increase was primarily in other residential (multi-family) loans and commercial business loans, with decreases in construction loans and one- to four-family residential loans. As construction projects are completed, the loans either pay off or move to their respective loan categories, primarily multi-family or commercial real estate.

•	Asset Quality: Non-performing assets and potential problem loans totaled $19.1 million at December 31, 2023, an increase of $13.8 million from $5.3 million at December 31, 2022. At December 31, 2023, non-performing assets were $11.8 million (0.20% of total assets), an increase of $8.1 million from $3.7 million (0.07% of total assets) at December 31, 2022. The increase in non-performing assets was mainly in the commercial real estate loan category. A single loan relationship collateralized by an office building in Missouri, which totaled $8.6 million, was added to non-performing loans during the second quarter of 2023. The Company also experienced net charge offs of $1.1 million in the year ended December 31, 2023.

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the three months ended December 31, 2023, were $1.11 per diluted common share ($13.1 million net income) compared to $1.84 per diluted common share ($22.6 million net income) for the three months ended December 31, 2022.

Preliminary earnings for the year ended December 31, 2023, were $5.61 per diluted common share ($67.8 million net income) compared to $6.02 per diluted common share ($75.9 million net income) for the year ended December 31, 2022.

For the quarter ended December 31, 2023, annualized return on average common equity was 9.71%, annualized return on average assets was 0.91%, and annualized net interest margin was 3.30%, compared to 17.34%, 1.58% and 3.99%, respectively, for the quarter ended December 31, 2022. For the year ended December 31, 2023, return on average common equity was 12.31%, return on average assets was 1.19%, and net interest margin was 3.57%, compared to 13.44%, 1.38% and 3.80%, respectively, for the year ended December 31, 2022.

Great Southern President and CEO Joseph W. Turner said, “As expected, our fourth quarter results reflected a persistent and challenging operating landscape. We earned $1.11 per diluted common share ($13.1 million) for the fourth quarter of 2023, compared to $1.84 per diluted common share ($22.6 million) for the fourth quarter of 2022, and $1.33 per diluted common share ($15.9 million) for the third quarter of 2023. In light of the current interest rate environment, key drivers of performance included continued increases in deposit costs and significant competition for deposits, as well as the continuation of lower loan origination volume. As indicated in this release, lower non-interest income and higher non-interest expenses also contributed to reduced earnings during the quarter. However, we did note that there were a few non-recurring additional expenses which decreased our fourth quarter earnings. On a positive note, the Company’s capital strengthened, with stockholders’ equity increasing by $40.1 million from the end of the third quarter 2023, equivalent to a book value per common share outstanding of $48.44 at December 31, 2023, an increase of $3.63 per common share outstanding from September 30, 2023.

“Like many banks, we experienced much higher deposit costs for most of 2023, reflective of increasing market interest rates and significant competition for deposits. Deposit costs again moved higher in the fourth quarter of 2023, but the pace of increases moderated compared to the second and third quarters of 2023. Higher deposit costs drove a decrease in net interest income – approximately $9.5 million lower in the fourth quarter of 2023 compared to the fourth quarter of 2022, and about $1.6 million lower compared to the third quarter of 2023. Net interest income for this cycle peaked in the third and fourth quarters of 2022. Higher funding costs in the fourth quarter of 2023 were partially caused by a moderate amount of time deposits maturing at relatively low rates. These time deposits either renewed at higher rates or left the Company, in turn requiring their replacement with other funding sources at then-current market rates. Higher funding costs also were incurred on interest-bearing demand and savings accounts, as certain rates increased and the mix shifted from non-interest-bearing accounts to these deposit products. Besides the higher funding cost of deposits, net interest income was also negatively affected by the Company’s interest rate swaps (two of which began net settlements in May 2023). These two interest rate swaps reduced interest income by a total of $2.8 million and $2.7 million, respectively, during the fourth and third quarters of 2023. These swaps had no impact in quarters prior to the second quarter of 2023. There is another interest rate swap that will contractually terminate March 1, 2024, which reduced interest income by $2.9 million in the fourth quarter of 2023 and will reduce interest income by approximately $1.9 million in the first quarter of 2024, after which there will be no further impact.”

Turner added, “As expected, total outstanding loan balances grew by nearly $83 million since the end of 2022. Growth primarily came from the multi-family loan segment (much of this growth was in movement from unfunded multi-family construction availability to fund construction projects) and commercial business loans, partially offset by a reduction in construction loans and one- to four-family residential loans. At the end of December 2023, the pipeline of loan commitments and unfunded lines declined to $1.2 billion, including $719 million in the unfunded portion of construction loans. At the beginning of 2023, loan commitments and unfunded lines totaled $2.1 billion, with $1.4 billion in unfunded construction lines. Overall credit quality metrics remained very strong during the quarter. Non-performing assets to total assets were 0.20% at December 31, 2023. Delinquencies in our loan portfolio continued to be at historically low levels. In the fourth quarter of 2023, we did record net charge-offs of $833,000, with larger charge-offs during the period related to two relationships.”

Turner continued, “The Company’s capital and liquidity positions remain strong. Total stockholders’ equity increased by $40.1 million from the end of the third quarter of 2023 and increased by $38.7 million from the end of 2022, as a result of decreased unrealized AOCI losses on investments and interest rate swaps due to market rate decreases in the fourth quarter of 2023. The retained earnings component of stockholders’ equity increased $26.0 million during the twelve months ended December 31, 2023. Our capital remains substantially above regulatory well-capitalized thresholds, and our tangible common equity ratio was 9.7% at December 31, 2023. In the fourth quarter of 2023, the Company declared a $0.40 per common share dividend, and for all of 2023 declared dividends totaling $1.60 per common share. The Company continued to repurchase shares of our common stock during 2023. Approximately 450,000 shares were repurchased during 2023, at an average price of $51.38.

“Our borrowing capacity at the Federal Home Loan Bank was approximately $919 million at December 31, 2023. At the end of December 2023, we had available secured funding lines through the FHLBank and Federal Reserve Bank and on-balance sheet liquidity totaling approximately $2.1 billion. As we noted previously, our deposit base is diverse by customer type and geography and has a relatively low level of uninsured deposits (approximately 15% of total deposits, excluding internal subsidiary accounts).”

Selected Financial Data:

(In thousands, except per share data)	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net interest income	$45,147	$54,619	$193,215	$199,614
Provision (credit) for credit losses on loans and unfunded commitments	(939)	841	(3,079)	6,187
Non-interest income	6,563	7,661	30,073	34,141
Non-interest expense	36,285	34,336	141,023	133,366
Provision for income taxes	3,219	4,499	17,544	18,254
Net income	$13,145	$22,604	$67,800	$75,948

Earnings per diluted common share	$1.11	$1.84	$5.61	$6.02

NET INTEREST INCOME

Net interest income for the fourth quarter of 2023 decreased $9.5 million to $45.1 million, compared to $54.6 million for the fourth quarter of 2022. Net interest margin was 3.30% in the fourth quarter of 2023, compared to 3.99% in the same period of 2022, a decrease of 69 basis points. For the three months ended December 31, 2023, net interest margin decreased 13 basis points compared to net interest margin of 3.43% in the three months ended September 30, 2023. In comparing the 2023 and 2022 fourth quarter periods, the average yield on loans increased 63 basis points, the average yield on investment securities increased 16 basis points and the average yield on interest-bearing deposits and other interest-earning assets increased 177 basis points. The margin contraction primarily resulted from increasing interest rates on all deposit types due to higher market interest rates and increased competition for deposits. The average rate on interest-bearing demand and savings deposits, time deposits and brokered deposits increased 111 basis points, 200 basis points and 206 basis points, respectively, in the three months ended December 31, 2023 compared to the three months ended December 31, 2022. Rates on various borrowings also increased along with increases in market interest rates. The average interest rate spread was 2.65% for the three months ended December 31, 2023, compared to 3.66% for the three months ended December 31, 2022 and 2.79% for the three months ended September 30, 2023.

Net interest income for the year ended December 31, 2023 decreased $6.4 million to $193.2 million, compared to $199.6 million for the year ended December 31, 2022. Net interest margin was 3.57% in the year ended December 31, 2023, compared to 3.80% in the year ended December 31, 2022, a decrease of 23 basis points. The decrease in margin comparing the year ended December 31, 2023 to the year ended December 31, 2022, was primarily due to the same factors as discussed above for the comparison of the current year fourth quarter margin to the prior year fourth quarter margin. The yield on total interest-earning assets increased 116 basis points, from 4.32% in the year ended December 31, 2022, to 5.48% in the year ended December 31, 2023. However, the rate on total interest-bearing liabilities increased 178 basis points, from 0.73% in the year ended December 31, 2022, to 2.51% in the year ended December 31, 2023. The average interest rate spread was 2.97% for the year ended December 31, 2023, compared to 3.59% for the year ended December 31, 2022.

In October 2018, the Company entered into an interest rate swap transaction as part of its ongoing interest rate management strategies to hedge the risk of its floating rate loans. The notional amount of the swap was $400 million with a contractual termination date in October 2025. As previously disclosed by the Company, on March 2, 2020, the Company and its swap counterparty mutually agreed to terminate this swap, effective immediately. The Company was paid $45.9 million, including accrued but unpaid interest, from its swap counterparty as a result of this termination. This $45.9 million, less the accrued to date interest portion and net of deferred income taxes, is reflected in the Company’s stockholders’ equity as part of Accumulated Other Comprehensive Income (AOCI) and is being accreted to interest income on loans monthly through the original contractual termination date of October 6, 2025. The Company recorded $2.0 million of interest income related to the swap in both the three months ended December 31, 2023 and the three months ended December 31, 2022. The Company recorded $8.1 million of interest income related to the swap in both the year ended December 31, 2023 and the year ended December 31, 2022. The Company currently expects to have a sufficient amount of eligible variable rate loans to continue to accrete this interest income ratably in future periods. If this expectation changes and the amount of eligible variable rate loans decreases significantly, the Company may be required to recognize this interest income more rapidly.

In March 2022, the Company entered into another interest rate swap transaction as part of its ongoing interest rate management strategies to hedge the risk of its floating rate loans. The notional amount of the swap is $300 million, with a contractual termination date of March 1, 2024. Under the terms of the swap, the Company receives a fixed rate of interest of 1.6725% and pays a floating rate of interest equal to one-month USD-LIBOR (or the equivalent replacement rate if USD-LIBOR rate is not available). The floating rate resets monthly and net settlements of interest due to/from the counterparty also occur monthly. To the extent that the fixed rate exceeds one-month USD-LIBOR, the Company will receive net interest settlements, which will be recorded as loan interest income. If one-month USD-LIBOR exceeds the fixed rate of interest, the Company will be required to pay net settlements to the counterparty and will record those net payments as a reduction of interest income on loans. The Company recorded a reduction of loan interest income related to this swap transaction of $2.9 million in the three months ended December 31, 2023, compared to a reduction of $1.6 million in the three months ended December 31, 2022. The Company recorded a reduction of loan interest income related to this swap transaction of $10.4 million in the year ended December 31, 2023, compared to a reduction of loan interest income related to this swap transaction of $941,000 in the year ended December 31, 2022. Based on market rates of interest in January 2024, the Company expects to record a reduction of loan interest income related to this swap of $1.9 million in the three months ending March 31, 2024, prior to the contractual termination date of March 1, 2024.

In July 2022, the Company entered into two additional interest rate swap transactions as part of its ongoing interest rate management strategies to hedge the risk of its floating rate loans. The notional amount of each swap is $200 million with an effective date of May 1, 2023 and a termination date of May 1, 2028. Under the terms of one swap, the Company receives a fixed rate of interest of 2.628% and pays a floating rate of interest equal to one-month USD-SOFR OIS. Under the terms of the other swap, the Company receives a fixed rate of interest of 5.725% and pays a floating rate of interest equal to one-month USD-Prime. In each case, the floating rate resets monthly and net settlements of interest due to/from the counterparty also occur monthly. To the extent the fixed rate of interest exceeds the floating rate of interest, the Company receives net interest settlements, which are recorded as loan interest income. If the floating rate of interest exceeds the fixed rate of interest, the Company pays net settlements to the counterparty and records those net payments as a reduction of interest income on loans. The Company recorded a reduction of loan interest income related to these swap transactions of $2.8 million and $7.2 million, respectively, in the three months and year ended December 31, 2023. At December 31, 2023, the USD-Prime rate was 8.50% and the one-month USD-SOFR OIS rate was 5.34446%.

The Company’s net interest income was negatively impacted in the fourth quarter of 2023 by the high level of competition for deposits due to asset growth across the industry and the lingering effects of liquidity events at several banks in March 2023. The Company also had a substantial amount of time deposits maturing at relatively low rates in the second quarter of 2023, and these time deposits either renewed at higher rates or left the Company, in turn requiring their replacement with other funding sources at then-current higher market rates. In addition, sporadically throughout 2023, the Company experienced a higher-than-normal reduction in balances of non-interest-bearing deposits. Customer balances in both non-interest-bearing checking and interest-bearing checking accounts fluctuated during the year ended December 31, 2023. As market interest rates for certain checking account types and time deposit accounts have increased, some customers have chosen to reallocate funds into higher-rate accounts. As of December 31, 2023, time deposit maturities over the next 12 months were as follows: within three months -- $394 million with a weighted-average rate of 3.82%; within three to six months -- $324 million with a weighted-average rate of 4.32%; and within six to twelve months -- $371 million with a weighted-average rate of 4.08%. Based on time deposit market rates in January 2024, replacement rates for these maturing time deposits are likely to be approximately 4.00-4.50%.

If market interest rates remain near their current levels, the Company’s interest rate swaps will continue to have a negative impact on net interest income. Based on the interest rates on these swaps at December 31, 2023, the negative impact of all the interest rate swaps combined in the first quarter of 2024 is expected to be approximately $2.7 million. The negative impact of all the outstanding interest rate swaps combined in the fourth quarter of 2023 was approximately $3.6 million. As noted above, one of these interest rate swaps will terminate March 1, 2024. This interest rate swap had a negative impact to net interest income of $2.9 million in the fourth quarter of 2023. It is expected to have a negative impact to net interest income of $1.9 million in the first quarter of 2024, then no impact in subsequent periods.

For additional information on net interest income components, see the “Average Balances, Interest Rates and Yields” tables in this release.

NON-INTEREST INCOME

For the quarter ended December 31, 2023, non-interest income decreased $1.1 million to $6.6 million when compared to the quarter ended December 31, 2022, primarily as a result of the following items:

•	Point-of-sale and ATM fees: Point-of-sale and ATM fees decreased $621,000 compared to the prior year period. This decrease was primarily due to a portion of these transactions now being routed through channels with lower fees to us, which we expect will continue in future periods, and certain increases in related processing costs during the transition to a new debit card processor, including approximately $200,000 noted previously as a non-recurring item.

•	Other income: Other income decreased $399,000 compared to the prior year period. During the 2022 period, payments totaling $367,000 were received from a third-party servicer related to loans acquired in a 2012 FDIC-assisted transaction, which was not repeated in the 2023 period.

•	Overdraft and insufficient funds fees: Overdraft and insufficient funds fees decreased $327,000 compared to the prior year period. It appears that consumers continued to spend significantly in 2023, but apparently shifted from using debit cards to credit cards during the three months ended December 31, 2023, resulting in fewer overdrafts in checking accounts.

For the year ended December 31, 2023, non-interest income decreased $4.1 million to $30.1 million when compared to the year ended December 31, 2022, primarily as a result of the following items:

•	Point-of-sale and ATM fees: Point-of-sale and ATM fees decreased $1.4 million compared to the prior year, for the same reasons noted above.

•	Other income: Other income decreased $1.2 million compared to the prior year. In 2022, a gain of $1.1 million was recognized on sales of fixed assets, with no similar transactions occurring in the current year.

•	Gain (loss) on derivative interest rate products: In 2023, the Company recognized a loss of $337,000 on the change in fair value of its back-to-back interest rate swaps related to commercial loans and the change in fair value on interest rate swaps related to brokered time deposits. In 2022, the Company recognized a gain of $321,000 on the change in fair value of its back-to-back interest rate swaps related to commercial loans.

NON-INTEREST EXPENSE

For the quarter ended December 31, 2023, non-interest expense increased $1.9 million to $36.3 million when compared to the quarter ended December 31, 2022, primarily as a result of the following items:

•	Salaries and employee benefits: Salaries and employee benefits increased $1.2 million from the prior year quarter. A portion of this increase related to normal annual merit increases in various lending and operations areas. In 2023, some of these increases were larger than in previous years due to the current employment environment. In addition, compensation costs related to originated loans that are deferred under accounting rules decreased by $137,000 in the 2023 period compared to the 2022 period (resulting in higher expense in the 2023 period), as the volume of loans originated in the fourth quarter of 2023 decreased compared to the fourth quarter of 2022. As noted previously as a non-recurring item in the fourth quarter of 2023, the Company recorded an expense totaling $441,000 related to discretionary bonuses awarded to various associates who have been involved significantly in the software and systems transition.

•	Insurance: Insurance expense increased $550,000 from the prior year quarter. The increase was primarily due to previously announced increases in deposit insurance rates for the FDIC’s Deposit Insurance Fund. As noted previously as a non-recurring item in the fourth quarter of 2023, the Company recorded an additional expense of $240,000 related to updated analysis of accrued FDIC insurance premiums due to this rate increase.

•	Net occupancy expenses: Net occupancy expenses increased $389,000 from the prior year period. Various components of computer license and support expenses increased by $365,000 in the 2023 period compared to the 2022 period.

•	Legal, Audit and Other Professional Fees: Legal, audit and other professional fees decreased $481,000 from the prior year quarter, to $1.6 million in the current year quarter. In the 2022 period, the Company expensed a total of $1.4 million related to training and implementation costs for the upcoming core systems conversion and professional fees to consultants engaged to support the Company’s transition of core and ancillary software and information technology systems. In the 2023 period, this expense was $918,000.

For the year ended December 31, 2023, non-interest expense increased $7.7 million to $141.0 million when compared to the year ended December 31, 2022, primarily as a result of the following items:

•	Salaries and employee benefits: Salaries and employee benefits increased $3.2 million from the prior year. A portion of this increase related to normal annual merit increases in various lending and operations areas. In 2023, some of these increases were larger than in previous years due to the current employment environment. Also as previously noted, in the fourth quarter of 2023 the Company awarded non-recurring bonuses related to the systems transition. In addition, compensation costs related to originated loans that are deferred under accounting rules decreased by $1.3 million in 2023 compared to 2022 (resulting in higher expense in 2023), as the volume of loans originated in 2023 decreased substantially compared to 2022.

•	Net occupancy expenses: Net occupancy expenses increased $2.4 million from the prior year. Various components of computer license and support expenses increased by $1.4 million in 2023 compared to 2022. In addition, various repairs and maintenance expenses increased by $252,000 in 2023 compared to 2022.

•	Insurance: Insurance expense increased $1.3 million from the prior year. The increase was primarily due to previously announced increases in deposit insurance rates for the FDIC’s Deposit Insurance Fund.

•	Legal, Audit and Other Professional Fees: Legal, audit and other professional fees increased $756,000 from the prior year, to $7.1 million. In 2023, the Company expensed a total of $4.0 million, compared to $3.1 expensed in 2022, primarily related to training and implementation costs for the upcoming core systems conversion and professional fees to consultants engaged to support the Company’s transition of core and ancillary software and information technology systems. In addition, in 2022, the Company expensed $372,000 in fees related to the interest rate swaps initiated in July 2022, which was not repeated in 2023.

The Company’s efficiency ratio for the quarter ended December 31, 2023 was 70.17% compared to 55.13% for the same quarter in 2022. The Company’s efficiency ratio for the year ended December 31, 2023 was 63.16% compared to 57.05% for 2022. The Company’s ratio of non-interest expense to average assets was 2.52% and 2.47% for the three months and year ended December 31, 2023, respectively, compared to 2.40% and 2.42% for the three months and year ended December 31, 2022, respectively. Average assets for the three months ended December 31, 2023 increased $32.7 million, or 0.6%, compared to the three months ended December 31, 2022, primarily due to an increase in net loans receivable, interest-bearing cash equivalents and prepaid expenses, partially offset by a decrease in investment securities. Average assets for the year ended December 31, 2023 increased $199.4 million, or 3.6%, from the year ended December 31, 2022, primarily due to an increase in net loans receivable, interest-bearing cash equivalents and prepaid expenses, partially offset by a decrease in investment securities.

INCOME TAXES

For the three months ended December 31, 2023 and 2022, the Company's effective tax rate was 19.7% and 16.6%, respectively. For the years ended December 31, 2023 and 2022, the Company's effective tax rate was 20.6% and 19.4%, respectively. These effective rates were near or below the statutory federal tax rate of 21%, due primarily to the utilization of certain investment tax credits and the Company’s tax-exempt investments and tax-exempt loans, which reduced the Company’s effective tax rate. The Company’s effective tax rate may fluctuate in future periods as it is impacted by the level and timing of the Company’s utilization of tax credits, the level of tax-exempt investments and loans, the amount of taxable income in various state jurisdictions and the overall level of pre-tax income. State tax expense estimates continually evolve as taxable income and apportionment between states are analyzed. The Company's effective income tax rate is currently generally expected to remain near the statutory federal tax rate due primarily to the factors noted above. The Company currently expects its effective tax rate (combined federal and state) will be approximately 20.5% to 21.5% in future periods.

CAPITAL

As of December 31, 2023, total stockholders’ equity and common stockholders’ equity were each $571.8 million (9.8% of total assets), equivalent to a book value of $48.44 per common share. Total stockholders’ equity and common stockholders’ equity at December 31, 2022, were each $533.1 million (9.4% of total assets), equivalent to a book value of $43.58 per common share. At December 31, 2023, the Company’s tangible common equity to tangible assets ratio was 9.7%, compared to 9.2% at December 31, 2022. See “Non-GAAP Financial Measures.” Included in stockholders’ equity at December 31, 2023 and December 31, 2022, were unrealized losses (net of taxes) on the Company’s available-for-sale investment securities totaling $40.5 million and $47.2 million, respectively. This change in net unrealized loss during the year ended December 31, 2023, primarily resulted from decreasing intermediate-term market interest rates (which generally increased the fair value of investment securities) during the first three months of 2023, followed by increasing intermediate-term market interest rates (which generally decreased the fair value of investment securities) during the period from March 31, 2023 through September 30, 2023. In the three months ended December 31, 2023, intermediate-term market interest rates decreased significantly (which once again generally increased the fair value of investment securities).

In addition, included in stockholders’ equity at December 31, 2023, were realized gains (net of taxes) on the Company’s terminated cash flow hedge (interest rate swap), totaling $11.1 million. This amount, plus associated deferred taxes, is expected to be accreted to interest income over the remaining term of the original interest rate swap contract, which was to end in October 2025. At December 31, 2023, the remaining pre-tax amount to be recorded in interest income was $14.4 million. The net effect on total stockholders’ equity over time will be no impact as the reduction of this realized gain will be offset by an increase in retained earnings (as the interest income flows through pre-tax income).

Also included in stockholders’ equity at December 31, 2023, were unrealized losses (net of taxes) on the Company’s three outstanding cash flow hedges (interest rate swaps) totaling $13.0 million. Significant increases in market interest rates since the inception of these hedges have caused their fair values to decrease; however, market interest rates decreased in the three months ended December 31, 2023, causing the fair values of these swaps to increase in that period.

As noted above, total stockholders' equity increased $38.7 million, from $533.1 million at December 31, 2022 to $571.8 million at December 31, 2023. Stockholders’ equity increased due to the Company recording net income of $67.8 million for the year ended December 31, 2023 and increased by $2.5 million due to stock option exercises during 2023. AOCI (loss) decreased $10.9 million (increase to stockholders’ equity) during the year ended December 31, 2023, primarily due to changes in the market value of available-for-sale securities and changes in the fair value of cash flow hedges. Partially offsetting these increases were repurchases of the Company’s common stock totaling $23.3 million and dividends declared on common stock of $19.1 million.

The Company also had unrealized losses on its portfolio of held-to-maturity investment securities, which totaled $23.8 million at December 31, 2023, that were not included in its total capital balance. If these held-to-maturity unrealized losses were included in capital (net of taxes), this would have decreased total stockholder’s equity by $18.0 million at December 31, 2023. This amount was equal to 3.1% of total stockholders’ equity of $571.8 million at that date.

On a preliminary basis, as of December 31, 2023, the Company’s Tier 1 Leverage Ratio was 11.0%, Common Equity Tier 1 Capital Ratio was 11.9%, Tier 1 Capital Ratio was 12.4%, and Total Capital Ratio was 15.2%. On December 31, 2023, and on a preliminary basis, the Bank’s Tier 1 Leverage Ratio was 11.6%, Common Equity Tier 1 Capital Ratio was 13.0%, Tier 1 Capital Ratio was 13.0%, and Total Capital Ratio was 14.3%.

In December 2022, the Company’s Board of Directors authorized the purchase of one million shares of the Company’s common stock. As of December 31, 2023, a total of approximately 728,000 shares remained available under our stock repurchase authorization.

During the three months ended December 31, 2023, the Company repurchased 73,500 shares of its common stock at an average price of $48.40 and declared a regular quarterly cash dividend of $0.40 per common share, which, combined, reduced stockholders’ equity by $8.3 million. During the year ended December 31, 2023, the Company repurchased 449,622 shares of its common stock at an average price of $51.38 and declared regular quarterly cash dividends totaling $1.60 per common share, which, combined, reduced stockholders’ equity by $42.4 million.

LIQUIDITY AND DEPOSITS

Liquidity is a measure of the Company’s ability to generate sufficient cash to meet present and future financial obligations in a timely manner. Liquid assets include cash, interest-bearing deposits with financial institutions and certain investment securities and loans. As a result of the Company’s management of the ability to generate liquidity primarily through liability funding, management believes that the Company maintains overall liquidity sufficient to satisfy its depositors’ requirements and meet its borrowers’ credit needs.

The Company’s primary sources of funds are customer deposits, FHLBank advances, other borrowings, loan repayments, unpledged securities, proceeds from sales of loans and available-for-sale securities and funds provided from operations. The Company utilizes various sources of funds based on the comparative costs and availability at the time. The Company has from time to time chosen not to pay rates on deposits as high as the rates paid by certain of its competitors and, when believed to be appropriate, supplements deposits with less expensive alternative sources of funds.

At December 31, 2023, the Company had the following available secured lines and on-balance sheet liquidity:

December 31, 2023
Federal Home Loan Bank line	$919.1 million
Federal Reserve Bank line	$448.7 million
Cash and cash equivalents	$211.3 million
Unpledged securities – Available-for-sale	$352.8 million
Unpledged securities – Held-to-maturity	$191.7 million

During the three months ended December 31, 2023, the Company’s total deposits decreased $129.8 million. Interest-bearing checking balances decreased $27.2 million (about 1.2%) and non-interest-bearing checking balances decreased $46.7 million (about 5.0%). Time deposits generated through the Company’s banking center and corporate services networks decreased $43.1 million and time deposits generated through internet channels decreased $3.1 million. Total brokered deposits decreased $7.8 million.

During the year ended December 31, 2023, the Company’s total deposits increased $36.8 million. Brokered deposits increased $250.0 million through a variety of sources. Interest-bearing checking balances increased $27.9 million (about 1.3%) and non-interest-bearing checking balances decreased $168.1 million (about 15.8%). Time deposits generated through the Company’s banking center and corporate services networks decreased $34.6 million and time deposits generated through internet channels decreased $34.9 million.

LOANS

Total net loans, excluding mortgage loans held for sale, increased $82.8 million, or 1.8%, from $4.51 billion at December 31, 2022 to $4.59 billion at December 31, 2023. This increase was primarily other residential (multi-family) loans ($160 million increase) and commercial business loans ($25 million increase). These increases were partially offset by decreases in construction loans ($61 million decrease) and one- to four- family residential loans ($13 million decrease). The pipeline of loan commitments and the unfunded portion of construction loans remained strong in the fourth quarter of 2023, but decreased significantly compared to the end of 2022. As construction projects were completed, the related loans were either paid off or moved from the construction category to the appropriate permanent loan categories.

For further information about the Company’s loan portfolio, please see the quarterly loan portfolio presentation available on the Company’s Investor Relations website under “Presentations.”

Loan commitments and the unfunded portion of loans at the dates indicated were as follows (in thousands):

	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	December 31, 2021
Closed non-construction loans with unused available lines
Secured by real estate (one- to four-family)	$203,964	$205,935	$207,597	$205,517	$199,182	$175,682
Secured by real estate (not one- to four-family)	—	—	—	—	—	23,752
Not secured by real estate - commercial business	82,435	103,434	109,135	113,186	104,452	91,786

Closed construction loans with unused available lines
Secured by real estate (one-to four-family)	101,545	104,666	111,491	104,045	100,669	74,501
Secured by real estate (not one-to four-family)	719,039	921,632	1,123,860	1,333,596	1,444,450	1,092,029

Loan commitments not closed
Secured by real estate (one-to four-family)	12,347	22,123	25,571	33,221	16,819	53,529
Secured by real estate (not one-to four-family)	48,153	56,159	50,071	78,384	157,645	146,826
Not secured by real estate - commercial business	11,763	16,971	21,835	37,477	50,145	12,920
	$1,179,246	$1,430,920	$1,649,560	$1,905,426	$2,073,362	$1,671,025

PROVISION FOR CREDIT LOSSES AND ALLOWANCE FOR CREDIT LOSSES

The Company adopted ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, effective January 1, 2021. The CECL methodology replaced the incurred loss methodology with a lifetime “expected credit loss” measurement objective for loans, held-to-maturity debt securities and other receivables measured at amortized cost at the time the financial asset is originated or acquired. This standard requires the consideration of historical loss experience and current conditions adjusted for reasonable and supportable economic forecasts.

Management estimates the allowance balance using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. Historical credit loss experience provides the basis for the estimation of expected credit losses. Adjustments to historical loss information are made for differences in current loan-specific risk characteristics such as differences in underwriting standards, portfolio mix, delinquency level or term, as well as for changes in economic conditions, including but not limited to; changes in the national unemployment rate, commercial real estate price index, housing price index, commercial real estate price index, consumer sentiment, gross domestic product (GDP) and construction spending.

Challenging or worsening economic conditions from higher inflation or interest rates, COVID-19 and subsequent variant outbreaks or similar events, global unrest or other factors may lead to increased losses in the portfolio and/or requirements for an increase in provision expense. Management maintains various controls in an attempt to identify and limit future losses, such as a watch list of problem loans and potential problem loans, documented loan administration policies and loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, financial analysis, ongoing correspondence with borrowers and problem loan workouts. Management determines which loans are collateral-dependent, evaluates risk of loss and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

During the quarter ended December 31, 2023, the Company recorded provision expense of $750,000 on its portfolio of outstanding loans, compared to a $1.0 million provision recorded for the quarter ended December 31, 2022. During the year ended December 31, 2023 and December 31, 2022, the Company recorded provision expense of $2.3 million and $3.0 million, respectively, on its portfolio of outstanding loans. Total net charge-offs were $833,000 for the three months ended December 31, 2023, compared to $281,000 for the three months ended December 31, 2022. Total net charge-offs were $1.1 million for the year ended December 31, 2023, compared to $274,000 for the year ended December 31, 2022. For the three months ended December 31, 2023, the Company recorded a negative provision for losses on unfunded commitments of $1.7 million, compared to a negative provision of $159,000 for the three months ended December 31, 2022. For the year ended December 31, 2023, the Company recorded a negative provision for losses on unfunded commitments of $5.3 million, compared to a provision of $3.2 million for the year ended December 31, 2022. Total unfunded commitments decreased significantly during 2023, resulting in a lower required reserve. General market conditions and unique circumstances related to specific industries and individual projects contribute to the level of provisions and charge-offs.

The Bank’s allowance for credit losses as a percentage of total loans was 1.39%, 1.39% and 1.40% at December 31, 2023, December 31, 2022 and September 30, 2023, respectively. Management considers the allowance for credit losses adequate to cover losses inherent in the Bank’s loan portfolio at December 31, 2023, based on recent reviews of the Bank’s loan portfolio and current economic conditions. If challenging economic conditions were to last longer than anticipated or deteriorate further or management’s assessment of the loan portfolio were to change, additional credit loss provisions could be required, thereby adversely affecting the Company’s future results of operations and financial condition.

ASSET QUALITY

At December 31, 2023, non-performing assets were $11.8 million, an increase of $8.1 million from $3.7 million at December 31, 2022, and an increase of $902,000 from $10.9 million at September 30, 2023. Non-performing assets as a percentage of total assets were 0.20% at December 31, 2023, compared to 0.07% at December 31, 2022 and 0.19% at September 30, 2023. One significant loan relationship was added to non-performing assets in 2023, specifically, during the second quarter. As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions and other factors specific to a borrower’s circumstances, the level of non-performing assets will fluctuate.

Compared to December 31, 2022, non-performing loans increased $8.1 million to $11.7 million at December 31, 2023. The majority of this increase was in the non-performing commercial real estate loans category, which increased $9.0 million from December 31, 2022, primarily due to one loan relationship being added to the category in the second quarter of 2023. Compared to September 30, 2023, non-performing loans increased $917,000.

Activity in the non-performing loans categories during the quarter ended December 31, 2023, was as follows:

	Beginning Balance, October 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Payments	Ending Balance, December 31
	(In thousands)
One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	384	—	—	—	—	—	—	384
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	241	543	—	—	—	—	(62)	722
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	10,132	2,256	—	—	—	—	(1,836)	10,552
Commercial business	—	31	—	—	—	—	—	31
Consumer	74	29	(11)	—	—	(2)	(31)	59
Total non-performing loans	$10,831	$2,859	$(11)	$—	$—	$(2)	$(1,929)	$11,748
FDIC-assisted acquired loans included above	$91	$2,230	$—	$—	$—	$—	$(59)	$2,262

At December 31, 2023, the non-performing commercial real estate category included four loans, one of which was added during the current quarter. This relationship totaled $2.2 million and is collateralized by an assisted living facility in Wisconsin. The largest relationship in the category, which totaled $8.1 million, or 76.4% of the total category, was added to non-performing loans during the second quarter of 2023 and is collateralized by an office building in Missouri. The non-performing one- to four-family residential category included three loans. The largest relationship in the category, which was added during the current quarter and is collateralized by a single-family house in the Kansas City metro area, totaled $543,000, or 75.2% of the category. The non-performing land development category consisted of one loan added during the first quarter of 2021, which totaled $384,000 and is collateralized by unimproved zoned vacant ground in southern Illinois. The non-performing commercial business category consisted of two loans that totaled $31,000 to a single borrower, both of which were added during the current quarter. The non-performing consumer category included six loans, three of which were added during the current quarter.

Compared to December 31, 2022, potential problem loans increased $5.8 million, to $7.4 million at December 31, 2023. The increase during the twelve-month period was primarily due to a single multi-family loan, discussed below, being added to the potential problem list partially offset by multiple loans, totaling $1.0 million, which were upgraded to a satisfactory risk rating. Compared to September 30, 2023, potential problem loans increased $7.0 million, to $7.4 million at December 31, 2023. The increase during the quarter was primarily due to the one multi-family loan, mentioned above, being added during the quarter

Activity in the potential problem loans category during the quarter ended December 31, 2023, was as follows:

	Beginning Balance, October 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Loan Advances (Payments)	Ending Balance, December 31
	(In thousands)
One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	236	—	(77)	—	—	—	(1)	158
Other residential	—	7,162	—	—	—	—	—	7,162
Commercial real estate	—	—	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—	—	—
Consumer	101	46	(78)	—	(5)	(2)	(8)	54
Total potential problem loans	$337	$7,208	$(155)	$—	$(5)	$(2)	$(9)	$7,374
FDIC-assisted acquired loans included above	$177	$—	$(77)	$—	$—	$—	$—	$100

At December 31, 2023, the other residential (multi-family) category of potential problem loans included one loan, which totaled $7.2 million, and was added during the current quarter. This loan is collateralized by an apartment and retail project in Oklahoma City, OK. At December 31, 2023, the one- to four-family residential category of potential problem loans included two loans, neither of which were added during the current quarter. The largest relationship in this category totaled $99,000, or 62.5% of the total category. The consumer category of potential problem loans included 6 loans, three of which were added during the current quarter.

Activity in foreclosed assets and repossessions during the quarter ended December 31, 2023 was as follows:

	Beginning Balance, October 1	Additions	ORE and Repossession Sales	Capitalized Costs	ORE and Repossession Write-Downs	Ending Balance, December 31
(In thousands)
One-to four-family construction	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—
Land development	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—
One- to four-family residential	—	—	—	—	—	—
Other residential	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—
Consumer	38	6	—	—	(21)	23
Total foreclosed assets and repossessions	$38	$6	$—	$—	$(21)	$23
FDIC-assisted acquired assets included above	$—	$—	$—	$—	$—	$—

The additions and sales in the consumer category were due to the volume of repossessions of automobiles, which generally are subject to a shorter repossession process.

BUSINESS INITIATIVES

Since early 2022, Great Southern has been preparing to convert to a new core banking platform (New System) to be delivered by a third-party vendor. As previously disclosed, the migration to the New System, originally scheduled for the third quarter of 2023, has been delayed to mid-2024. As also previously disclosed, certain contractual disputes have arisen between Great Southern and the third-party vendor. While discussions are ongoing between the parties, to date, there has been no meaningful progress in resolving the contractual disputes. There is no assurance that a resolution with the vendor will be achieved, or that a migration to the New System can be successfully completed, which may prompt Great Southern to take action to protect its interests. In the meantime, Great Southern expects to continue operations with its current core banking provider, which will allow Great Southern to offer its full array of products and services.

In November 2023, the Company launched a new and improved digital mobile banking application for its customers, available through the Apple App Store and Google Play Store. With more than 54,000 active mobile banking users, the app upgrade provides an improvement in overall functionality, including a better user experience, additional layers of security and faster loading times.

After a thorough evaluation, a retail banking center in Springfield, Missouri was consolidated into a nearby banking center at the close of business on January 12, 2024. The office at 600 W. Republic Road was consolidated into the Great Southern banking center located at 2945 W. Republic Road, a short distance away. For customers’ convenience, an on-site interactive teller machine (ITM) will be available indefinitely at the closed facility. ITMs, also known as video remote tellers, offer an ATM-like interface, but with the enhancement of a video screen that allows customers to speak directly to a service representative in real time and in a highly personal manner during extended business hours seven days a week. Nearly any teller transaction that can be performed in the traditional drive-thru can be performed at an ITM, including cashing a check to the penny.

The Company will host a conference call on Tuesday, January 23, 2024, at 2:00 p.m. Central Time to discuss fourth quarter 2023 preliminary earnings. The call will be available live or in a recorded version at the Company’s Investor Relations website, http://investors.greatsouthernbank.com. Participants may register for the call at https://register.vevent.com/register/BIc898a2e70a8145cea776bb13e928756f.

Headquartered in Springfield, Missouri, Great Southern offers a broad range of banking services to customers. The Company operates 89 retail banking centers in Missouri, Iowa, Kansas, Minnesota, Arkansas and Nebraska and commercial lending offices in Atlanta; Charlotte, North Carolina; Chicago; Dallas; Denver; Omaha, Nebraska; Phoenix and Tulsa, Oklahoma. The common stock of Great Southern Bancorp, Inc. is listed on the Nasdaq Global Select Market under the symbol “GSBC.”

www.GreatSouthernBank.com

Forward-Looking Statements

When used in this press release and in other documents filed or furnished by Great Southern Bancorp, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”), in the Company’s other press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “may,” “might,” “could,” “should,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “believe,” “estimate,” “project,” “intends” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements also include, but are not limited to, statements regarding plans, objectives, expectations or consequences of announced transactions, known trends and statements about future performance, operations, products and services of the Company. The Company’s ability to predict results or the actual effects of future plans or strategies is inherently uncertain, and the Company’s actual results could differ materially from those contained in the forward-looking statements.

Factors that could cause or contribute to such differences include, but are not limited to: (i) expected revenues, cost savings, earnings accretion, synergies and other benefits from the Company’s merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (ii) changes in economic conditions, either nationally or in the Company’s market areas; (iii) the remaining effects of the COVID-19 pandemic on general economic and financial market conditions and on public health; (iv) fluctuations in interest rates, the effects of inflation or a potential recession, whether caused by Federal Reserve actions or otherwise; (v) the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; (vi) slower economic growth caused by changes in energy prices, supply chain disruptions or other factors; (vii) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; (viii) the possibility of realized or unrealized losses on securities held in the Company’s investment portfolio; (ix) the Company’s ability to access cost-effective funding and maintain sufficient liquidity; (x) fluctuations in real estate values and both residential and commercial real estate market conditions; (xi) the ability to adapt successfully to technological changes to meet customers’ needs and developments in the marketplace; (xii) the possibility that security measures implemented might not be sufficient to mitigate the risk of a cyber-attack or cyber theft, and that such security measures might not protect against systems failures or interruptions; (xiii) legislative or regulatory changes that adversely affect the Company’s business; (xiv) changes in accounting policies and practices or accounting standards; (xv) results of examinations of the Company and Great Southern Bank by their regulators, including the possibility that the regulators may, among other things, require the Company to limit its business activities, change its business mix, increase its allowance for credit losses, write-down assets or increase its capital levels, or affect its ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; (xvi) costs and effects of litigation, including settlements and judgments; (xvii) competition; (xviii) the transition from LIBOR to new interest rate benchmarks; and (xix) natural disasters, war, terrorist activities or civil unrest and their effects on economic and business environments in which the Company operates. The Company wishes to advise readers that the factors listed above and other risks described in the Company’s most recent Annual Report on Form 10-K, including, without limitation, those described under “Item 1A. Risk Factors,” subsequent Quarterly Reports on Form 10-Q and other documents filed or furnished from time to time by the Company with the SEC (which are available on our website at www.greatsouthernbank.com and the SEC’s website at www.sec.gov), could affect the Company’s financial performance and cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth selected consolidated financial information of the Company at the dates and for the periods indicated. Financial data at all dates and for all periods is unaudited. In the opinion of management, all adjustments, which consist only of normal recurring accrual adjustments, necessary for a fair presentation of the results at and for such unaudited dates and periods have been included. The results of operations and other data for the three months and years ended December 31, 2023 and 2022, and the three months ended September 30, 2023, are not necessarily indicative of the results of operations which may be expected for any future period.

	December 31,	December 31,
	2023	2022
Selected Financial Condition Data:	(In thousands)
Total assets	$5,812,402	$5,680,702
Loans receivable, gross	4,661,348	4,581,381
Allowance for credit losses	64,670	63,480
Other real estate owned, net	23	233
Available-for-sale securities, at fair value	478,207	490,592
Held-to-maturity securities, at amortized cost	195,023	202,495
Deposits	4,721,708	4,684,910
Total borrowings	423,806	366,481
Total stockholders’ equity	571,829	533,087
Non-performing assets	11,771	3,720

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2023	2022	2023	2022	2023
	(In thousands)
Selected Operating Data:
Interest income	$76,482	$67,949	$296,835	$226,977	$75,272
Interest expense	31,335	13,330	103,620	27,363	28,534
Net interest income	45,147	54,619	193,215	199,614	46,738
Provision (credit) for credit losses on loans and unfunded commitments	(939)	841	(3,079)	6,187	(1,195)
Non-interest income	6,563	7,661	30,073	34,141	7,852
Non-interest expense	36,285	34,336	141,023	133,366	35,557
Provision for income taxes	3,219	4,499	17,544	18,254	4,349
Net income	$13,145	$22,604	$67,800	$75,948	$15,879

	At or For the Three Months Ended		At or For the Year Ended		At or For the Three Months Ended
	December 31,		December 31,		September 30,
	2023	2022	2023	2022	2023
	(Dollars in thousands, except per share data)
Per Common Share:
Net income (fully diluted)	$1.11	$1.84	$5.61	$6.02	$1.33
Book value	$48.44	$43.58	$48.44	$43.58	$44.81

Earnings Performance Ratios:
Annualized return on average assets	0.91%	1.58%	1.19%	1.38%	1.11%
Annualized return on average common stockholders’ equity	9.71%	17.34%	12.31%	13.44%	11.47%
Net interest margin	3.30%	3.99%	3.57%	3.80%	3.43%
Average interest rate spread	2.65%	3.66%	2.97%	3.59%	2.79%
Efficiency ratio	70.17%	55.13%	63.16%	57.05%	65.13%
Non-interest expense to average total assets	2.52%	2.40%	2.47%	2.42%	2.49%

Asset Quality Ratios:
Allowance for credit losses to period-end loans	1.39%	1.39%	1.39%	1.39%	1.40%
Non-performing assets to period-end assets	0.20%	0.07%	0.20%	0.07%	0.19%
Non-performing loans to period-end loans	0.25%	0.08%	0.25%	0.08%	0.23%
Annualized net charge-offs to average loans	0.07%	0.02%	0.02%	0.01%	0.01%

Great Southern Bancorp, Inc. and Subsidiaries

Consolidated Statements of Financial Condition

(In thousands, except number of shares)

	December 31, 2023	December 31, 2022	September 30, 2023
Assets
Cash	$102,529	$105,262	$92,579
Interest-bearing deposits in other financial institutions	108,804	63,258	89,736
Cash and cash equivalents	211,333	168,520	182,315

Available-for-sale securities	478,207	490,592	447,948
Held-to-maturity securities	195,023	202,495	196,716
Mortgage loans held for sale	5,849	4,811	5,678
Loans receivable, net of allowance for credit losses of $64,670 – December 2023; $63,480 – December 2022; $64,753 – September 2023	4,589,620	4,506,836	4,564,567
Interest receivable	21,206	19,107	19,366
Prepaid expenses and other assets	106,225	69,461	103,441
Other real estate owned and repossessions (1), net	23	233	38
Premises and equipment, net	138,591	141,070	139,893
Goodwill and other intangible assets	10,527	10,813	10,585
Federal Home Loan Bank stock and other interest-earning assets	26,313	30,814	36,038
Current and deferred income taxes	29,485	35,950	41,493
Total Assets	$5,812,402	$5,680,702	$5,748,078

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$4,721,708	$4,684,910	$4,851,548
Securities sold under reverse repurchase agreements with customers	70,843	176,843	58,172
Short-term borrowings	252,610	89,583	84,110
Subordinated debentures issued to capital trust	25,774	25,774	25,774
Subordinated notes	74,579	74,281	74,504
Accrued interest payable	6,225	3,010	6,619
Advances from borrowers for taxes and insurance	4,946	6,590	10,227
Accounts payable and accrued expenses	76,401	73,808	96,251
Liability for unfunded commitments	7,487	12,816	9,176
Total Liabilities	5,240,573	5,147,615	5,216,381

Stockholders’ Equity
Capital stock
Preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding December 2023, December 2022 and September 2023 -0- shares	—	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding December 2023 – 11,804,430 shares; December 2022 – 12,231,290 shares; September 2023 – 11,864,363 shares	118	122	119
Additional paid-in capital	44,320	42,445	43,701
Retained earnings	569,872	543,875	564,658
Accumulated other comprehensive gain (loss)	(42,481)	(53,355)	(76,781)
Total Stockholders’ Equity	571,829	533,087	531,697
Total Liabilities and Stockholders’ Equity	$5,812,402	$5,680,702	$5,748,078

(1)	At December 31, 2023, December 31, 2022 and September 30, 2023, includes $0, $183,000, and $0, respectively, of properties which were not acquired through foreclosure, but are held for sale.

Great Southern Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2023	2022	2023	2022	2023
Interest Income
Loans	$70,194	$61,845	$271,952	$205,751	$68,878
Investment securities and other	6,288	6,104	24,883	21,226	6,394
	76,482	67,949	296,835	226,977	75,272
Interest Expense
Deposits	27,089	11,160	88,757	20,676	25,233
Securities sold under reverse repurchase agreements	334	262	1,205	324	308
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	2,344	452	7,500	1,066	1,433
Subordinated debentures issued to capital trust	463	350	1,736	875	454
Subordinated notes	1,105	1,106	4,422	4,422	1,106
	31,335	13,330	103,620	27,363	28,534

Net Interest Income	45,147	54,619	193,215	199,614	46,738
Provision for Credit Losses on Loans	750	1,000	2,250	3,000	—
Provision (Credit) for Unfunded Commitments	(1,689)	(159)	(5,329)	3,187	(1,195)
Net Interest Income After Provision (Credit) for Credit Losses and Provision (Credit) for Unfunded Commitments	46,086	53,778	196,294	193,427	47,933

Non-interest Income
Commissions	266	296	1,153	1,208	232
Overdraft and Insufficient funds fees	1,715	2,042	7,617	7,872	2,017
POS and ATM fee income and service charges	3,142	3,763	14,346	15,705	3,724
Net gains on loan sales	472	351	2,354	2,584	784
Net realized gain (loss) on sale of available-for-sale securities	—	(168)	—	(130)	—
Late charges and fees on loans	332	303	786	1,182	149
Gain (loss) on derivative interest rate products	(103)	(64)	(337)	321	55
Other income	739	1,138	4,154	5,399	891
	6,563	7,661	30,073	34,141	7,852

Non-interest Expense
Salaries and employee benefits	19,967	18,812	78,521	75,300	19,673
Net occupancy and equipment expense	7,976	7,587	30,834	28,471	7,729
Postage	1,004	888	3,590	3,379	844
Insurance	1,364	814	4,542	3,197	1,301
Advertising	896	878	3,396	3,261	950
Office supplies and printing	237	205	1,057	867	294
Telephone	682	657	2,730	3,170	657
Legal, audit and other professional fees	1,609	2,090	7,086	6,330	1,849
Expense on other real estate and repossessions	48	46	311	359	62
Acquired intangible asset amortization	58	216	286	768	59
Other operating expenses	2,444	2,143	8,670	8,264	2,139
	36,285	34,336	141,023	133,366	35,557
Income Before Income Taxes	16,364	27,103	85,344	94,202	20,228
Provision for Income Taxes	3,219	4,499	17,544	18,254	4,349
Net Income	$13,145	$22,604	$67,800	$75,948	$15,879

Earnings Per Common Share
Basic	$1.11	$1.85	$5.65	$6.07	$1.33
Diluted	$1.11	$1.84	$5.61	$6.02	$1.33

Dividends Declared Per Common Share	$0.40	$0.40	$1.60	$1.56	$0.40

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Average balances of loans receivable include the average balances of non-accrual loans for each period. Interest income on loans includes interest received on non-accrual loans on a cash basis. Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards. Net fees included in interest income were $1.3 million and $1.6 million for the three months ended December 31, 2023 and 2022, respectively. Net fees included in interest income were $5.7 million and $6.3 million for the year ended December 31, 2023 and 2022, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	December 31, 2023	Three Months Ended December 31, 2023			Three Months Ended December 31, 2022
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	3.88%	$896,529	$8,570	3.79%	$898,851	$7,746	3.42%
Other residential	7.15	818,510	14,506	7.03	852,245	13,283	6.18
Commercial real estate	6.10	1,487,029	22,162	5.91	1,554,792	21,330	5.44
Construction	7.90	936,843	17,455	7.39	790,088	13,003	6.53
Commercial business	6.50	342,009	5,158	5.98	299,964	4,184	5.53
Other loans	6.70	175,628	2,123	4.80	197,323	2,094	4.21
Industrial revenue bonds	6.10	12,176	220	7.17	12,942	205	6.28

Total loans receivable	6.25	4,668,724	70,194	5.96	4,606,205	61,845	5.33

Investment securities	2.77	658,106	4,938	2.98	690,026	4,911	2.82
Other interest-earning assets	5.34	98,702	1,350	5.43	129,211	1,193	3.66

Total interest-earning assets	5.81	5,425,532	76,482	5.59	5,425,442	67,949	4.97
Non-interest-earning assets:
Cash and cash equivalents		89,001			97,570
Other non-earning assets		235,161			193,986
Total assets		$5,749,694			$5,716,998

Interest-bearing liabilities:
Interest-bearing demand and savings	1.67	$2,233,148	9,298	1.65	$2,224,925	3,041	0.54
Time deposits	3.79	965,525	8,801	3.62	1,042,498	4,259	1.62
Brokered deposits	5.20	679,948	8,990	5.25	479,478	3,860	3.19
Total deposits	2.80	3,878,621	27,089	2.77	3,746,901	11,160	1.18
Securities sold under reverse repurchase agreements	1.66	71,556	334	1.85	131,599	262	0.79
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	5.64	167,409	2,344	5.55	46,492	452	3.85
Subordinated debentures issued to capital trust	7.24	25,774	463	7.12	25,774	350	5.39
Subordinated notes	5.92	74,542	1,105	5.88	74,238	1,106	5.91

Total interest-bearing liabilities	3.03	4,217,902	31,335	2.94	4,025,004	13,330	1.31
Non-interest-bearing liabilities:
Demand deposits		900,506			1,072,031
Other liabilities		89,771			98,680
Total liabilities		5,208,179			5,195,715
Stockholders’ equity		541,515			521,283
Total liabilities and stockholders’ equity		$5,749,694			$5,716,998

Net interest income:
Interest rate spread	2.78%		$45,147	2.65%		$54,619	3.66%
Net interest margin*				3.30%			3.99%
Average interest-earning assets to average interest-bearing liabilities		128.6%			134.8%

*Defined as the Company’s net interest income divided by average total interest-earning assets.

	December 31, 2023	Year Ended December 31, 2023			Year Ended December 31, 2022
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	3.88%	$905,102	$33,693	3.72%	$811,896	$27,853	3.43%
Other residential	7.15	822,955	56,274	6.84	837,582	43,174	5.15
Commercial real estate	6.10	1,493,130	87,670	5.87	1,551,541	73,164	4.72
Construction	7.90	908,558	65,999	7.26	679,524	37,370	5.50
Commercial business	6.50	308,049	18,310	5.94	292,825	14,615	4.99
Other loans	6.70	181,649	9,125	5.02	199,336	8,864	4.45
Industrial revenue bonds	6.10	12,413	881	7.10	13,338	711	5.33

Total loans receivable	6.25	4,631,856	271,952	5.87	4,386,042	205,751	4.69

Investment securities	2.77	685,496	19,942	2.91	675,571	19,170	2.84
Other interest-earning assets	5.34	98,049	4,941	5.04	195,817	2,056	1.05

Total interest-earning assets	5.81	5,415,401	296,835	5.48	5,257,430	226,977	4.32
Non-interest-earning assets:
Cash and cash equivalents		90,881			96,353
Other non-earning assets		212,914			166,007
Total assets		$5,719,196			$5,519,790

Interest-bearing liabilities:
Interest-bearing demand and savings	1.67	$2,202,242	28,579	1.30	$2,322,915	5,968	0.26
Time deposits	3.79	991,202	29,459	2.97	890,507	8,546	0.96
Brokered deposits	5.20	611,821	30,719	5.02	252,281	6,162	2.44
Total deposits	2.80	3,805,265	88,757	2.33	3,465,703	20,676	0.60
Securities sold under reverse repurchase agreements	1.66	82,218	1,205	1.47	132,595	324	0.24
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	5.64	142,866	7,500	5.25	48,530	1,066	2.20
Subordinated debentures issued to capital trust	7.24	25,774	1,736	6.74	25,774	875	3.40
Subordinated notes	5.92	74,430	4,422	5.94	74,131	4,422	5.97

Total interest-bearing liabilities	3.03	4,130,553	103,620	2.51	3,746,733	27,363	0.73
Non-interest-bearing liabilities:
Demand deposits		949,045			1,141,660
Other liabilities		88,678			66,224
Total liabilities		5,168,276			4,954,617
Stockholders’ equity		550,920			565,173
Total liabilities and stockholders’ equity		$5,719,196			$5,519,790

Net interest income:
Interest rate spread	2.78%		$193,215	2.97%		$199,614	3.59%
Net interest margin*				3.57%			3.80%
Average interest-earning assets to average interest-bearing liabilities		131.1%			140.3%

*Defined as the Company’s net interest income divided by average total interest-earning assets.

NON-GAAP FINANCIAL MEASURES

This document contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). This non-GAAP financial information includes the tangible common equity to tangible assets ratio.

In calculating the ratio of tangible common equity to tangible assets, we subtract period-end intangible assets from common equity and from total assets. Management believes that the presentation of this measure excluding the impact of intangible assets provides useful supplemental information that is helpful in understanding our financial condition and results of operations, as it provides a method to assess management’s success in utilizing our tangible capital as well as our capital strength. Management also believes that providing a measure that excludes balances of intangible assets, which are subjective components of valuation, facilitates the comparison of our performance with the performance of our peers. In addition, management believes that this is a standard financial measure used in the banking industry to evaluate performance.

This non-GAAP financial measurement is supplemental and is not a substitute for any analysis based on GAAP financial measures. Because not all companies use the same calculation of non-GAAP measures, this presentation may not be comparable to other similarly titled measures as calculated by other companies.

Non-GAAP Reconciliation: Ratio of Tangible Common Equity to Tangible Assets

	December 31,	December 31,
	2023	2022
	(Dollars in thousands)
Common equity at period end	$571,829	$533,087
Less: Intangible assets at period end	10,527	10,813
Tangible common equity at period end (a)	$561,302	$522,274

Total assets at period end	$5,812,402	$5,680,702
Less: Intangible assets at period end	10,527	10,813
Tangible assets at period end (b)	$5,801,875	$5,669,889
Tangible common equity to tangible assets (a) / (b)	9.67%	9.21%